Exhibit 10.13

THE ADC THERAPEUTICS INCENTIVE PLAN DATED MAY 1, 2014

AMENDED AND RESTATED AS OF 1st DAY OF OCTOBER, 2015

RULES

Adopted as of the 1st day of October, 2015 by:

ADC Therapeutics Sàrl (upon conversion on October 13, 2015: ADC Therapeutics SA)

ADC Therapeutics (UK) Limited

ADC Therapeutics America, Inc.

CONTENTS

WHEREAS		1

1.	DEFINITIONS AND INTERPRETATION	2

2.	GRANT OF AWARDS	5

3.	DOCUMENTATION OF AWARDS	6

4.	NO DEALING IN AWARDS	6

5.	PAYMENT AND LAPSE OF AWARDS	7

6.	LIQUIDITY EVENT	7

7.	VARIATION OF CAPITAL	8

8.	PARTICIPATION SEPARATE FROM EMPLOYMENT OR SERVICE	9

9.	TAX AND SOCIAL SECURITY	9

10.	ADMINISTRATION, AMENDMENT AND TERMINATION	10

THE ADC THERAPEUTICS INCENTIVE PLAN

RULES

WHEREAS

A)	On May 1, 2014, A.T. Development Switzerland Sàrl, ADC Therapeutics Services (UK) Limited and the Company’s Bermuda branch entered into this Plan.

B)	Further to an internal reorganization of the Company’s activities, the Participants to the Plan formerly employed by A.T. Development Switzerland Sàrl and ADC Therapeutics Services (UK) Limited were transferred to the Company and ADC Therapeutics (UK) Limited, respectively, and the Participants having been granted an Award by the Company’s Bermuda branch were transferred from C.T. Development America, Inc. to ADC Therapeutics America, Inc.

C)	The Company, ADC Therapeutics (UK) Limited and ADC Therapeutics America, Inc. wish to ensure continuity of the Awards to the benefit of the Participants as of the Date of Grant and amend the Plan as further stated herein.

D)	The purpose of this Plan is to incentivize selected employees or service providers of the Company, ADC Therapeutics (UK) Limited and ADC Therapeutics America, Inc. to accept employment or service, foster retention of such employees or service providers and encourage them to contribute maximum efforts to the success of the Company’s and its affiliates’ business.

E)	Pursuant to an amended and restated shareholders’ agreement dated as of August 10, 2015, the shareholders of the Company approved the implementation of an incentive plan comprised of up to 12% of the Company’s issued share capital at any time.

F)	Within the share capital limitation set forth above, this Plan will be implemented individually by each of the Company, ADC Therapeutics (UK) Limited and ADC Therapeutics America, Inc. to fulfil their respective obligations to employees and/or service providers designated by them from time to time to receive Awards under this Plan.

G)	Each Administrator may from time to time consult with the board of directors of the Company and, where necessary for consistency or compliance with the governance obligations of the Company pursuant to its amended and restated shareholders agreement or other organizational documents, seek the prior consent of the board of directors of the Company.

H)	This Plan shall apply to (i) any Awards granted under this Plan prior to October 1, 2015, and (ii) any Awards to be granted as of October 1, 2015. For the avoidance of doubt, it is further understood that:

-	the Awards granted by A.T. Development Switzerland Sàrl under this Plan before October 1, 2015 shall be assigned to and assumed by the Company;

-	the Awards granted by ADC Therapeutics Services (UK) Limited under this Plan before October 1, 2015 shall be assigned to and assumed by ADC Therapeutics (UK) Limited; and

-	Awards granted by the Company’s Bermuda branch to its Service Providers under this Plan before October 1, 2015 shall continue with the Company under the terms of such Awards.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan (unless the context otherwise requires):

“Administrator” means, unless otherwise specified in the applicable Country Annex, the Service Recipient of the Participant;

“Asset Sale” means the sale by the Company of all or substantially all (but, for the avoidance of doubt, no less than 90% of the fair market value) of its business and assets to a person who is not a Member of the Group;

“Award” means, unless otherwise specified in the applicable Country Annex, a right (for the time being subsisting) which following a Liquidity Event will entitle the holder to receive such number of Shares as indicated in the Award Letter or the Cashout Amount;

“Award Letter” means the letter issued by the Administrator with the contents set forth in Rule 3.

“Cashout Amount” shall mean an amount payable to a Participant in relation to an Award in accordance with Rule 6;

“Cause” means a Participant’s (i) material breach of any agreement (including any agreement containing restrictive covenants) entered into with the Company or the Service Recipient (or any affiliate thereof, as applicable), (ii) misappropriation of the Company’s property or of the Service Recipient’s property, fraud, embezzlement, breach of a fiduciary duty, offering or acceptance of any bribe or other unlawful inducement, other acts of dishonesty against the Company or the Service Recipient (or any affiliate thereof), (iii) commission of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, (iv) material violation of the Company’s or the Service Recipient’s code of conduct or ethics, or applicable law that results or could reasonably be expected to result in harm to the Company or the Service Recipient (or any affiliate thereof); (v) failure to follow the lawful directives reasonably set forth by the Company or the Service Recipient; (vi) gross negligence, wilful misconduct or disloyalty in the performance (or non-performance) of his duties and responsibilities to the Company or the Service Recipient (and any affiliate thereof, as applicable), and (vii) any act amounting to gross misconduct in relation to the Participant’s employment or service relationship;

“Closing Value” means the value of a Share as determined by the Administrator by reference to the Liquidity Event which has given rise to exercisability of an Award (for the avoidance of doubt, the value of a Share for this purpose will be adjusted for any transaction costs incurred in connection with a Liquidity Event);

“Company” means ADC Therapeutics Sàrl or, as of October 13, 2015, ADC Therapeutics SA (or its successor);

“Country Annex” means each Annex appended to this Plan, as amended from time to time, the terms of which form a part of the Plan and supersede any contrary provision in the Plan with respect to the applicable Participant;

“Date of Grant” means the date on which an Award is granted under Rule 2 as further stated in the Award Letter;

“Fund” means Auven Therapeutics Holdings L.P.;

“Group” means the Company and any other company in which the Fund holds a direct or indirect controlling interest now and in the future, and “Member of the Group” shall be construed accordingly;

“IPO” means an initial public offering raising at least US$60 million by means of listing and admission to trading on an internationally recognized stock exchange;

“Liquidity Event” means the first to occur of a Sale, a Merger, an Asset Sale and an IPO;

“Merger” means the merger of the Company with another entity, following the completion of which less than 50 percent of the share capital (by votes and value) in the merged, continuing or successor entity is owned directly or indirectly by the Fund;

“Notional Share” means a Share that is notionally (rather than actually) the subject of an Award;

“Participant” means an individual selected by the Administrator pursuant to Rule 3 and who holds an Award, or (where the context admits) his personal representatives;

“Personal Data” means any personal data that could identify the Participant, including details of the Award itself;

“Plan” means this Plan constituted by the Rules and the Country Annexes;

“Relevant Liability” means, in relation to any Cashout Amount or other settlement of an Award, an amount equal to any sums which the Service Recipient or any other Member of the Group are be obliged to deduct by law including (without limitation) the amount of income tax and social security (including national insurance) contributions for which such company has or is required to account to the taxation authorities in any jurisdiction as a consequence of a payment to the Participant of the Cashout Amount or other settlement of an Award;

“Rules” means these rules as from time to time amended;

“Sale” means a person or group of persons acting in concert (including AstraZeneca UK Limited, any affiliate thereof or any company it controls, but excluding the Fund or any Member of the Group) obtains more than 50% of the Shares;

“Service Recipient” means, as applicable, the Company, ADC Therapeutics (UK) Limited or ADC Therapeutics America, Inc., each in its capacity as the entity by which the Participant is employed or, in case of a service or consulting agreement, to which a Participant provides direct services;

“Share” means a common Class A share with a par value CHF 100 of the Company (or its successor);

“Strike Price” means the value per Share as reasonably determined by the Administrator on the Date of Grant and as indicated in the Award Letter;

“Vested” shall mean, in relation to an Award, that one or more tranches thereof has become vested according to the vesting schedule specified in Rule 3.3, and “Vesting” shall be construed accordingly.

“Vested Award” means an Award that has Vested.

1.2	Words denoting the singular shall include the plural and vice versa.

1.3	Words denoting the masculine gender shall include the feminine gender.

1.4	References in these Rules to a rule, clause, sub-clause, paragraph or subparagraph are, unless otherwise stated, references to a rule, clause, sub-clause, paragraph or subparagraph of these Rules.

1.5	Rule headings are inserted for convenience only and are to be ignored in construing these Rules.

1.6	References in this Plan to any statute, regulation or enactment shall be deemed to include references to such statute, regulation or enactment as extended, re-enacted or amended.

1.7	Unless me Administrator otherwise determines, all sums shall be calculated and paid in US dollars.

2.	GRANT OF AWARDS

The Administrator may by resolution grant Awards to one or more employees or service providers selected by the Administrator in its discretion, provided that:

2.1	no employee or service provider shall be entitled as of right to the grant of an Award;

2.2	no Award may be granted under this Plan after the tenth anniversary of the date of the adoption of the Plan by the Administrator; and

2.3	the total number of Notional Shares or Shares, as applicable, to which all Awards refer shall not, at any time, exceed 12% of the Company’s issued share capital at any time.

For the avoidance of doubt, Rule 2.3 above may only be amended by the board of directors of the Company.

3.	DOCUMENTATION OF AWARDS

As soon as reasonably practicable after each Award is granted, the Administrator shall issue to each Participant an Award Letter, which shall specify:

3.1	the number of Notional Shares or Shares, as applicable, to which the Award relates;

3.2	the Date of Grant;

3.3	the vesting schedule for the Award, which shall unless otherwise determined by the Administrator in the Award Letter be as follows: 25% of the Notional Shares or Shares, as applicable, subject to an Award, shall Vest on each of the first, second, third and fourth anniversaries of the Date of Grant, in each case subject to Rule 5.2;

3.4	the Strike Price; and

3.5	such other terms and conditions as the Administrator shall determine (including terms and conditions to address any local legal and tax considerations).

4.	NO DEALING IN AWARDS

Except as otherwise specifically provided in an Award Letter or as agreed subsequently, an Award shall be personal to the Participant and may not be transferred, assigned, charged, pledged or otherwise disposed of or dealt with, other than Awards which may be transferred by will or the laws of descent and distribution or under matrimonial laws. Any purported transfer, assignment, charge, pledge or other disposal or dealing with the Award shall cause the Award to lapse forthwith.

5.	PAYMENT AND LAPSE OF AWARDS

5.1	Except as provided in the Country Annexes, an Award shall be settled and paid out only in accordance with Rule 6.

5.2	Where a Participant ceases to be an employee or service provider at any time:

5.2.1	by reason of termination for Cause, all Awards held by him (whether or not Vested) shall lapse forthwith without consideration therefor,

5.2.2	for any other reason, any Awards shall to the extent not already Vested lapse forthwith, without consideration therefor, while the Vested proportion shall continue in effect subject to these Rules, and shall be settled and paid on a Liquidity Event in accordance with Rule 6.

5.3	Where an Award continues to be in effect under Rule 5.2.2, an Award shall lapse and cease to be exercisable forthwith, without consideration therefor, if the Administrator reasonably determines that the Participant is in material breach of the terms of any settlement agreement relating to the termination of his employment or any other agreement with any Service Recipient (or any affiliate thereof), or has otherwise breached express or implied duties of confidentiality owed to the Company (or any of its affiliates) or the Service Recipient.

5.4	An Award shall automatically lapse, without consideration therefor, upon the earliest occurrence of any of the following events:

5.4.1	the tenth anniversary of the Date of Grant;

5.4.2	the Cashout Amount determined under Rule 6.2 being negative.

6.	LIQUIDITY EVENT

6.1	In the event of a Liquidity Event, any non-Vested Awards (other than those held by Participants who have ceased to be employees or service providers prior to the date of the Liquidity Event) shall automatically Vest in full.

6.2

Subject to Rules 6.3 and 6.4 and the Country Annexes, within 30 days following the Liquidity Event, each Participant shall be entitled to be paid by the Service Recipient a Cashout Amount calculated as follows:

Cashout Amount = Z x (Closing Value less Strike Price)

where Z is the number of Notional Shares or Shares in relation to which the Award has Vested. Any Relevant Liabilities arising thereon shall be deducted prior to payment.

6.3	Where the Liquidity Event takes the form of an IPO, the Administrator may in its discretion determine that Awards or parts thereof shall following Vesting be satisfied by transferring or procuring the issue to the Participant of Shares (or, if applicable, common shares of the public company that is the successor to the Company) with a fair market value equivalent to the Cashout Amount, less any Relevant Liabilities, provided that such Shares (or, if applicable, such common shares of the public company that is the successor to the Company) may be subject to limitations and transfer restrictions as the Administrator may in its discretion determine. In connection with an IPO, the Administrator may also determine to continue the Awards on such terms and conditions as it reasonably determines and in a manner consistent with applicable law.

6.4	Where the consideration on a Liquidity Event is deferred or contingent (which shall include an IPO where only part of the Fund’s holding is disposed of), the Administrator may in its discretion apply either or both of the following methods of payment:

6.4.1	determine a value of the Company based on the implied value of such deferred and/or contingent consideration, and make payments immediately on the basis that such value is included in the Closing Value for the purposes of Rule 6.2; or

6.4.2	make an initial payment under Rule 6.2 based on sums initially paid, followed by additional payments in the event that the deferred and/or contingent consideration is subsequently paid.

7.	VARIATION OF CAPITAL

7.1	In the event of any variation of the share capital of the Company (whenever effected) by way of capital increases or reductions, or share splits, payment of a special or extraordinary dividend, or otherwise, by the Company, the Strike Price and the number of Notional Shares or Shares, as applicable, in respect of which any Award granted under the Plan shall Vest may be adjusted by the Administrator in such manner as it sees fit.

7.2	In the event of a group reorganization (including, without limitation, the formation of a new parent company), the Administrator may determine that the Notional Shares or Shares, as applicable, in which any Award granted under the Plan shall Vest, shall relate to the same or an adjusted number of shares of another company, provided that such shares have substantially an equivalent fair market value.

7.3	As soon as reasonably practicable after making any adjustment under Rules 7.1 or 7.2 above, the Administrator shall give notice in writing thereof to each Participant.

8.	PARTICIPATION SEPARATE FROM EMPLOYMENT OR SERVICE

It shall be a condition of participation in the Plan that in the event of a Participant ceasing to be an employee or service provider (for whatever reason), he shall not, subject to any provision of applicable law to the contrary, be entitled to any compensation whatsoever by reason of any termination or alteration of rights or expectations under the Plan whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or for loss of office or otherwise howsoever. Participation in this Plan by a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment or service and participation in this Plan shall in no respect whatever affect in any way a Participant’s pension rights or entitlement or terms or conditions of employment or service. As a condition to participation, each Participant acknowledges and agrees that the grant of an Award hereunder is in full satisfaction of the Service Recipient’s (or any affiliate of the Service Recipient) commitment to grant an equity-based award under an offer letter or other terms of employment or service. Any amounts paid or payable hereunder shall not constitute salary, wages or other remuneration or compensation, for purposes of any other benefit plan of any Service Recipient (or its affiliates).

9.	TAX AND SOCIAL SECURITY

9.1	The Participant is responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authority in accordance with applicable law.

Payments made under this plan to Participants other than employees shall be deemed to be inclusive of VAT, if any.

The grant, vesting or other relevant event of an Award will be subject to any withholding that may be necessary of or on account of a Participant’s tax liability and employee social security contribution liability in respect of that Award. The Company and the Service Recipient will be entitled to deduct or withhold a sufficient portion of the value otherwise due to be released to the Participant to satisfy any withholding liability. Without limitation, where withholding is required, withholding arrangements may include the sale of any Shares subject to an Award on behalf of a Participant and/or deductions from salary and/or bonus payments and/or fees, or require a payment from the Participant before settlement of the Award. If required in order to comply with any applicable laws, the Participant may be required to personally pay such sums as may be required for purposes of meeting the withholding obligations of the Company or the Service Recipient.

The Company and the Service Recipient shall have the right to notify the tax authorities of the grant and payment of an Award and submit the tax authorities all documents in connection with the grant and payment of an Award, if so required by law.

9.2	The Company and the Service Recipient will be entitled to block or prohibit the release of a sufficient number of Shares otherwise due to be released or to offset any claims towards the Participant if the Participant has any outstanding obligations (whether in connection with the Plan or otherwise arising in the course of the Participant’s employment or service contract), until the Participant has satisfied such outstanding obligations.

10.	ADMINISTRATION, AMENDMENT AND TERMINATION

10.1	The Plan shall be interpreted and administered by the Administrator whose decision on all matters of interpretation and administration shall be final and binding on all parties.

10.2	There is no obligation for uniformity of treatment of Participants by the Administrators (either individually or collectively).

10.3	Except with respect to Rules 2.3 and 2.4, the Administrator may from time to time make amendments to these Rules and the accompanying Country Annexes, provided that:

10.3.1	no amendment may detrimentally and materially affect a Participant as regards any Award held by him on the date of the amendment unless being made with the Participant’s consent, provided, however, that the foregoing restriction in this clause 10.3.1 shall not apply to any amendment required to comply with any applicable statute, regulation or enactment; and

10.3.2	written notice of any material alteration made in accordance with this Rule 10 shall be given to all affected Participants.

10.4	The Administrator may at any time resolve to terminate this Plan, in which event no further Awards shall be granted but the provisions of this Plan shall continue in force in relation to Awards subsisting prior to that date.

10.5	The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Service Recipient, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Service Recipient. No trust fund shall be established for the payment or provision of benefits hereunder. The obligation to make payments under the Plan shall be contractual only and all such payments shall be made from the general assets of the Service Recipient.

10.6	Any notice to be given pursuant to the terms of these Rules must be given in writing to the party due to receive such notice at (in the case of the Company) its registered office address from time to time or (in the case of an individual) his address (including email address) as notified to the Company from time to time. Notice must be delivered personally or sent by post or electronic transmission and shall be deemed to be given in the case of personal delivery on delivery and in the case of posting (in the absence of evidence of earlier receipt) within 48 hours after posting (six days if sent by air mail) and in the case of electronic transmission two hours after sending.

10.7	By accepting an Award, a Participant consents to the collection, holding, processing and transfer of the Participant’s Personal Data by any company in the Group for all purposes connected with the Awards, including

10.7.1	the transfer of the Participant’s Personal Data to the Company’s registrars or brokers or any administrators of the Company’s share incentive arrangements; and

10.7.2	the transfer of the Participant’s Personal Data to a prospective buyer of the Company or of any company in the Group or business unit which employs the Participant, and the prospective buyer’s professional advisers, provided that those persons irrevocably agree to use the Participant’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the relevant data protection legislation and, for the avoidance of doubt, any such permitted transfers shall include transfers of Personal Data to recipients located outside the EEA.

10.8	The Plan and its terms may be disclosed to (potential) investors in the Company or acquirers of the Company or all or parts of its assets, to underwriting banks, and in any prospectuses or other disclosure materials.

10.9	Except as otherwise provided in the Country Annex, the Rules and the Plan shall in all respects be governed by the laws of Switzerland.

[Country Annexes Follow]

COUNTRY ANNEX FOR ADC THERAPEUTICS (UK) LIMITED

(“UK COMPANY”)

The Rules governing awards to employees and service providers of the UK Company shall be as per the Plan, with the following differences:

1.       Unless the Administrator determines otherwise in its discretion, Awards granted by the UK Company shall be granted over Notional Shares only, albeit that they may be satisfied in Shares on an IPO in accordance with Rule 6.3. The Plan, including in particular the definition of “Award” and Rule 3 shall be read accordingly.

2.       The Administrator of the Plan shall be the UK Company. Under no circumstances shall payments be made under the Plan to UK-resident employees of the UK Company by any person other than the UK Company.

COUNTRY ANNEX FOR ADC THERAPEUTICS AMERICA, INC.

AND ANY U.S. TAXPAYER PARTICIPANTS

The Rules governing awards to employees and service providers who are U.S. taxpayers subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with regulations and published guidance thereunder, the “Code”) shall be as per the Plan, with the following differences:

1.	Awards hereunder are intended to constitute non-qualified stock options having a Strike Price no less than fair market value of a Share on the date of grant as determined under Code Section 409A, and those Awards shall be, subject to the terms of the Plan and this Annex, exercisable for Shares of the Company. All interpretations and determinations hereunder shall be made on a basis consistent with such intent. Any adjustment to an Award under Rule 7 shall be made in a manner intending to comply with Code Section 409A.

2.	The definition of “Award” means a right (for the time being subsisting) which following exercise (as applicable) and satisfaction of any strike price or, if earlier, a Liquidity Event will entitle the holder to receive Shares or a cash amount equal to the difference (if positive) between the Closing Value and the Strike Price, multiplied by the number of Vested Notional Shares or Shares subject to an Award.

3.	The Plan is amended to add the following clause 6.4.3:

6.4.3	In each case above, no such payment shall be made to a Participant if such payment would result in adverse tax treatment under applicable law (including, without limitation, U.S. Internal Revenue Code Section 409A) or a material modification of such Award. Any such payment shall be made in a manner consistent with the intent that such Awards are intended to avoid such adverse tax treatment.

4.	This Plan is not a retirement or welfare benefit plan, and is not intended and shall not be construed to be a retirement or welfare benefit plan. Further, this Plan is not intended to defer the receipt of payments to the termination of a Participant’s employment or beyond, and shall not be governed by or subject to the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

5.	Notwithstanding any other provision of this Plan, this Plan is intended to be exempt from Section 409A and Section 457A of the Code, and shall at all times be interpreted in accordance with such intent. In no event will the Company or its affiliates, or their members or affiliates, or their respective employees, directors, officers, agents, representatives, attorneys, equityholders, principals, members, managers or affiliates have any liability for any failure of the Plan to satisfy the requirements of, or be exempt from, Code Section 409A and/or Code Section 457A, and such parties do not guarantee that the Plan complies with, or is exempt from, Code Section 409A and/or Code Section 457A. No Participant shall have a binding right to distributions made to it in error. Each payment payable hereunder is and shall be deemed a payment in a series of separate payments for all purposes of Code Section 409A. All references to termination of service (and similar terms) shall mean a “separation from service” within the meaning of Treasury Regulation 1.409A-l(h).

6.	The terms of participation of any U.S. taxpayer in respect of his Award under the Plan will be set forth in an Award Letter, the terms of which shall control in the event of any inconsistency with the terms of the Plan.

7.	The right of a U.S. taxpayer Participant to exercise his Award and receive Shares shall be subject to the satisfaction of all requirements of applicable law concerning the Company, including, without limitation, obtaining board and shareholder approval to issue such Shares. In the event the Participant cannot, under applicable law, receive Shares upon exercise, then the Company can either (i) defer the Participant’s exercise to a time when delivery of Shares would not violate applicable law, or (ii) settle such Award in cash.

8.	Any Shares delivered to a U.S. taxpayer Participant prior to a Liquidity Event shall be subject to a right of repurchase by the Company (or its affiliates), which may be assigned, as more fully set forth in an Award Letter.

9.	As a condition to the receipt of Shares following exercise of any option awarded under the Plan, a U.S. taxpayer Participant agrees to execute such documents as the Administrator shall, in its reasonable discretion, determine, including without limitation any lock-up agreement or shareholders’ agreement.

10.	In the event that any payment or benefit provided under the Plan would, based on the determination of counsel or the accountants for the Company, not be deemed to be deductible in whole or in part in the calculation of federal income tax of the Company, or any other person making such payment, by reason of Section 280G of the Code or result in the imposition of taxes under Code Section 4999 to the Participant, the aggregate payments, coverages or benefits provided under the Plan and any other arrangement on account of a “change in control” shall be reduced to one dollar less than the “safe harbor” level under Section 280G so that the entire amount that is paid or provided to the Participant shall be deductible notwithstanding the provisions of Section 280G of the Code; provided, however, that the Company agrees to use commercially reasonable efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code so that there will be no such loss of deductibility under Section 280G or imposition of tax under Section 4999, and in connection with such efforts to obtain shareholder approval, Plan Participants agree to waive any amounts in excess of such safe harbor level. All determinations regarding the manner of cutback shall be reasonably determined by the Plan Administrator in a manner that does not violate Section 409A of the Code, as applicable.